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                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

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[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                             ERLY INDUSTRIES, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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
GERALD D. MURPHY                         [LOGO ERLY Industries Inc.]
Chairman and Chief Executive Officer     10990 Wilshire Boulevard
                                         Suite 1800
                                         Los Angeles, California
                                         90024

                                                              September 25, 1997

Dear Fellow Shareholder:

     Crucial decisions affecting the future of your Company, ERLY Industries Inc. and its principal subsidiary, American Rice, Inc., will be made at the Annual Meeting of Shareholders of ERLY on October 17, 1997. YOUR VOTE IS IMPORTANT. I hope you will attend, but if you cannot, I hope you will date, sign and return the enclosed WHITE Proxy Card assuring that your vote will be counted. Your Management team, which I sincerely believe represents the best choice for ERLY's future, wants and needs your support.

     You should be aware that a small group of dissident shareholders who call themselves The Powell Group have started a proxy fight in an attempt to gain three of the five Board seats which are up for election at the October 17 meeting. WE URGE YOU NOT TO SIGN ANY BLUE PROXY CARDS THAT THE POWELL GROUP MAY GIVE YOU. INSTEAD, PLEASE DATE, SIGN AND MAIL YOUR BOARD'S ENCLOSED WHITE PROXY CARD TODAY.

                 DON'T LET THESE INTERLOPERS RUIN YOUR COMPANY

     Consider these questions about The Powell Group, who own 3.6% of the outstanding shares and are attempting to take control of your Company:

     - Companies like ERLY benefit from directors with relevant management and operating experience in large publicly-held companies. That is especially true in the international rice business where experience and personal relationships are critically important. DO YOU WANT TO TURN THE MANAGEMENT OF YOUR COMPANY OVER TO THE POWELL GROUP'S NOMINEES WHO HAVE NO EXPERIENCE WHATSOEVER IN MANAGING OR OPERATING A COMPANY LIKE ERLY?

     - The Powell Group was instigated by a stockbroker, Noble Trenham, who owns only twelve shares of ERLY stock and is soliciting your proxy in the hope of collecting a "contingent fee" of more than $500,000 if The Powell Group gains control of ERLY. Do you think your Company should pay The Powell Group the more than $750,000 they have said that they intend to take from ERLY in "expense reimbursement" if they win the proxy fight? DO YOU THINK THAT MR. TRENHAM HAS A CONFLICT OF INTEREST AND IS PERHAPS MORE INTERESTED IN THAT WHOPPING FEE THAN THE INTERESTS OF THE SHAREHOLDERS? CAN YOU BELIEVE HIM?

     - The Powell Group has been a shareholder of ERLY for only six months. Nanette Kelley admits that she had not even heard of ERLY Industries before Noble Trenham contacted her to buy ERLY stock and initiate a proxy fight several months ago. DO YOU BELIEVE THEY ARE LONG-TERM INVESTORS OR ONLY SHORT-TERM OPPORTUNISTS TRYING TO CASH IN AT YOUR EXPENSE? IF SHE DIDN'T KNOW ABOUT ERLY, HOW CAN SHE POSSIBLY KNOW ENOUGH ABOUT THE INTERNATIONAL RICE BUSINESS TO MANAGE YOUR COMPANY?

     - We believe that Mr. Trenham and other members of The Powell Group have made numerous misrepresentations to the shareholders of ERLY. If you conclude that they are willing to hold out false promises and mislead you to get your vote, DO YOU THINK YOU CAN TRUST THEM TO MANAGE YOUR COMPANY?

                   MANAGEMENT'S LONG-TERM STRATEGY IS WORKING

     THE BUSINESS PLAN. Two years ago, your Management publicly stated our business strategy, including four major actions:

     - BUILD ON BRAND LEADERSHIP -- We enhanced ERLY's branded leadership by acquiring Early California Foods, which has the largest U.S. olive brands with 36% and 25% of the black olive and green olive markets, respectively. Early California Foods is a company which I founded in 1964. We sold it to a very large conglomerate in 1985 for almost $90 million and bought it back in 1996 for less than $40 million.

     - CONTINUE EXPANSION INTO NEW MARKETS -- We expanded into new export rice markets in the Middle East and Europe to further diversify our worldwide sales program and reduce dependence on any one particular market. The Powell Group's claim that we have lost our Saudi Arabian rice market because of litigation with a rice processor is totally false. We have alternative processing sources and are continuing to market and sell our branded rice products in that market without reduction in volume.

     - INCREASE DIVERSITY OF SOURCES -- We developed additional sources of raw products outside of the United States to achieve our goal of a truly global rice company and minimize the impact of commodity volatility.

     - IMPROVE SIZE AND SCALE EFFICIENCY -- Sales have grown in rice, olives, and Chemonics consulting. Consolidated sales for fiscal 1997 were $614 million, an all-time high and a 26% increase over the prior year.

     RESULTS. In implementing that strategy, we have continued the progress the Company has made in the last five years. One result is that shareholders' equity increased 48% in the last two fiscal years.


                              ERLY INDUSTRIES INC.


                                  (MILLION $)



                              STOCKHOLDERS' EQUITY


             MEASUREMENT PERIOD
           (FISCAL YEAR COVERED)                              ERLY INDUSTRIES
                  1993                                             -9.2
                  1994                                              8.4
                  1995                                             16.8
                  1996                                             17.5
                  1997                                             24.8

     Your Management team has 230 collective years of experience in the food industry. We have executives who have worked a total of 141 years with Doug Murphy, our President, and me. Doug and I firmly believe that we have a professional management team with unmatched experience in our industry.

     NO ONE AMONG THE POWELL GROUP HAS ANY EXPERIENCE IN THE BRANDED RICE PRODUCTS BUSINESS, THE INTERNATIONAL RICE BUSINESS, OR THE OLIVE BUSINESS.


     I have consistently stated in my annual shareholder letters that we, your Management, are focused on building long-term value. I think that the shareholders equity graph shows that we are accomplishing that objective. Shareholders who have been patient are, I believe, now also seeing the results of our efforts on stock value as well, as the stock market is just beginning to reflect the value we are creating. The price of ERLY stock has outperformed the average return for the S&P Food Products Index by over 62% during the last five fiscal years. The following comparison assumes that $100 was invested at the beginning of the period in ERLY Common Stock and in each index.


        Measurement Period
      (Fiscal Year Covered)           ERLY Industries      NASDAQ Stock          S&P Food
             1992                           100                 100                 100
             1993                            94                 115                 109
             1994                           135                 124                 101
             1995                           333                 138                 120
             1996                           299                 187                 151
             1997                           309                 208                 190

                             A HOUSE DIVIDED . . .

     I do not doubt that Ms. Kelley intends to be a disruptive director if she gets enough proxies to elect herself to the Board. She has convinced me of her hostility toward Management and her lack of concern for the impact her attacks on Management have on the Company's employees, suppliers, customers, and shareholders. THAT IS WHY WE ARE TRYING TO ELIMINATE CUMULATIVE VOTING, so that she cannot elect herself to the Board with proxies on a fairly small minority of shares. I am willing to give up my power to elect myself to the Board with my own personal shareholdings, the largest in the Company, in order to avoid a divisive Board of Directors which can't possibly be in the best interests of the shareholders.

                       THE TRUTH ABOUT THE TEXAS VERDICT


     A few years ago, my son Doug and I were invited to participate in a proposed real estate development in Texas with a developer I had known for years. I pledged some of my ERLY stock in connection with the venture. Doug and I tried to extricate ourselves from any further relationship with the promoters of the project when management disagreements arose between us. We got sued in a Texas state court by the promoters. We counter sued them. The promoters claimed that we had breached a contract with them and made misrepresentations to them. We claimed there was no contract and that they had made misrepresentations to us. ERLY and ARI got involved in the suit when a subpoena served by the promoters on investment bankers developing a financing transaction for the Company jeopardized that transaction.

     Well, we lost, or at least we lost with the jury. The promoters' lawyer convinced the jurors that Doug and I are something that we are not and could not possibly be after serving as responsible members of the Management of your Company for many years. Somehow, that spilled over to ERLY and ARI which I think is unfair because I don't believe that the Company has done anything wrong. What I can tell you is that the promoters' very skilled lawyer won an emotional verdict which we and our lawyers believe is not supported by the evidence introduced in the trial. We expect to prevail on appeal if the trial judge doesn't overturn the jury's verdict herself.

     The Powell Group's claims that the Murphys have been convicted of fraud and that the Company has been held liable for $18 million are not true. The suit is a civil suit, not a criminal suit. The jury rendered alternative verdicts for breach of contract and for tort based on misrepresentations. The verdict against ERLY and ARI, which is also against the Murphys, is for approximately $9.7 million. It is not likely that a judgment will be entered in the near future, if ever, so the Company is not in any imminent danger of having to pay anything to the plaintiffs in the suit.

                  PLEASE RETURN THE WHITE PROXY CARD PROMPTLY

     I urge you to read all of the material from your Management carefully. YOU CAN PROTECT YOUR INVESTMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD MARKED FOR EACH OF OUR PROPOSALS IN THE ENVELOPE PROVIDED.

     We thank you for your continued support and your prompt attention to these important matters. If you have any questions or comments, please also feel free to call MacKenzie Partners, Inc., which is assisting us with our solicitation, at (800) 322-2885.

                                          Sincerely,

                                          /s/ Gerald D. Murphy

                                          Gerald D. Murphy
                                          Chairman